Exhibit 5.2

[●], 2022

NewAmsterdam Pharma Company B.V.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Ladies & Gentlemen:

We have acted as U.S. counsel to NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its corporate seat in Naarden and registered office at Gooimeer 2-35, 1411 DC Naarden, the Netherlands, and registered with the Dutch trade register under number 76133141 (“Holdco”), in connection with the preparation and filing of Holdco’s Registration Statement on Form F-4 (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the transactions contemplated by the Business Combination Agreement, dated as of July 25, 2022 (the “Business Combination Agreement”), by and among Holdco, NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (“NewAmsterdam Pharma”), incorporated under the laws of the Netherlands, Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company (“FLAC”), and NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company (“Merger Sub”). Pursuant to the Business Combination Agreement, Holdco will become the ultimate parent company of NewAmsterdam Pharma, and Merger Sub will merge with and into FLAC, with FLAC surviving the merger as a wholly owned subsidiary of Holdco (the “Merger” and the date on which the Merger becomes effective, the “Effective Date”).

Pursuant to the Business Combination Agreement, (i) the shareholders of NewAmsterdam Pharma will contribute all outstanding shares in the capital of NewAmsterdam Pharma to Holdco in exchange for the issuance of ordinary shares in the share capital of Holdco (“Holdco Shares”), (ii) each issued and outstanding Class A ordinary share of FLAC (“FLAC Class A Ordinary Share”) will be canceled and extinguished in exchange for a claim for a Holdco Share, and such claim will then be contributed into Holdco against the issuance of a corresponding Holdco Share and (iii) immediately following the Merger, each outstanding warrant to purchase a FLAC Class A Ordinary Share will become a warrant to purchase one Holdco Share (“Holdco Warrants”), on substantially the same contractual terms and conditions as were in effect immediately prior to the Effective Date, pursuant to the terms of the Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), between Continental Stock Transfer & Trust Company, as warrant agent (“Continental”), Holdco and FLAC to be entered into pursuant to the Business Combination Agreement. The Registration Statement registers, among other things, the issuance by Holdco of an aggregate of 4,767,000 Holdco Warrants.

We have reviewed the (i) Business Combination Agreement, (ii) Warrant Agreement, dated December 8, 2020, by and between FLAC and Continental, (iii) Warrant Assumption Agreement in the form filed as Exhibit 4.1 to the Registration Statement and (iv) form of Specimen Warrant Certificate, filed as Exhibit 4.2 to the Registration Statement (collectively, the “Documents”). We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that (i) Holdco is a corporation duly organized, validly existing and in good standing under the law of the Netherlands and has all legal right, power and authority necessary (A) to issue the Holdco Warrants and (B) to execute, deliver and perform its obligations under the Documents, and (ii) the issuance and sale of the Warrants and the execution, delivery and performance by Holdco of its obligations under the Documents have been duly authorized by Holdco. We have assumed further that the execution and delivery of the Documents by Holdco and the performance by Holdco of its obligations thereunder will not violate or contravene any judgment, order, decree or permit issued by any court, arbitrator or governmental or regulatory authority, or conflict with or result in the breach of, or constitute a default under, any contract or other instrument binding on or affecting Holdco or any of its properties or assets.

We have made no investigation for the purpose of verifying the assumptions set forth herein.

We have relied as to certain matters on information obtained from public officials, officers of Holdco, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that subject to the qualifications set forth below, when the Registration Statement has become effective under the Securities Act and when the Holdco Warrants have been duly executed and delivered in accordance with the Business Combination Agreement and the Warrant Assumption Agreement, and have been duly issued as contemplated in the Registration Statement, the Holdco Warrants, insofar as they are governed by the law of the State of New York, will constitute the valid and binding obligations of Holdco, enforceable against Holdco in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications:

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; or (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy.

We are members of the bar of New York. We do not express any opinion herein on any laws other than the law of the State New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

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